Exhibit 10.16

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment (the “Amendment”) to the Employment Agreement by and between Oncure Medical Corp. (the “Corporation”) and David S. Chernow (the “Employee”), dated as of December 17, 2008, is hereby made and entered into effective as of December 17, 2008, by and between the Corporation and the Employee.

WHEREAS, the Corporation and the Employee entered into the Employment Agreement dated as of May 17, 2007 (the “Agreement”); and

WHEREAS, the Corporation and the Employee desire to amend the Agreement to conform the Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Amendment, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.             Section 11.11 of the Agreement is hereby amended in its entirety to read as follows:

11.11.             Compliance with Section 409A of the Internal Revenue Code.

(a)  All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”)) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. No party individually or in combination with any other may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

(b)  Unless otherwise expressly provided, any payment of compensation by the Corporation to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the later of the calendar year or the Corporation’s fiscal year in which the Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A). Such amounts shall not be aggregated with any other payments and shall not be subject to the requirements of subsection (d) below applicable to “nonqualified deferred compensation.”

(c)  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, all references to the Employee’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a

“Separation from Service”), and the Employee shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service with respect to the Employee. If this Section 11.11(c) applies, such payments or benefits that are subject to Section 409A shall be paid (or, in the event of any installment payments, shall commence to be paid) on the date that the Corporation determines within sixty (60) days following the date of the Employee’s Separation from Service.

(d)  Notwithstanding anything in Section 11.11(c) to the contrary, if the Employee is a “specified employee” on the date of the Employee’s Separation from Service, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, and any such delayed payment shall be paid to the Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service, or (ii) the Employee’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(e)  Section 11.11(d) above shall not apply to that portion of any amounts payable upon a Separation from Service which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Employee’s annualized compensation from the Corporation for the calendar year immediately preceding the calendar year during which the Separation from Service occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code for the calendar year during which the Separation from Service occurs.

(f)  With respect to any continuation healthcare coverage provided under the Agreement, if during the period of continuation coverage, any plan pursuant to which such benefits are provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period.

(g)  With respect to any reimbursements or in-kind benefits, such reimbursements or benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the following: (i) in no event shall such benefits or reimbursements be provided later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred or obligation arose, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year of the Employee, and (iii) the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h)  For purposes of this Agreement any installment payments made on separate dates shall be treated as a series of separate and distinct payments for purposes of Section 409A.

(i)  If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Employee and the Corporation agree to amend this Agreement, or take such other actions as the Employee and the Corporation deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Employee under this Agreement. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

2.             The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Oncure Medical Corp.

By:	/s/ Russell D Phillips, Jr.

Name:	Russell D Phillips, Jr.

Title:	EVP & General Counsel

Employee

/s/ David S. Chernow

Name: David S. Chernow